                                                                  EXHIBIT 10.110

                             UNITED STATIONERS INC.
                             MANAGEMENT EQUITY PLAN
                       AMENDMENT TO STOCK OPTION AGREEMENT


                                                               February 23, 1996


Mr. Thomas W. Sturgess
c/o Wingate Partners
750 North St. Paul/ Suite #1200
Dallas, Texas 75201

Dear Tom:

This will confirm the following amendments to each of the stock option agreements made effective as of January 1, 1996 (the "Agreements") between you and United Stationers Inc., a Delaware corporation (the "Company"). The Agreements are hereby amended by adding, at the end of Paragraph (3) Vesting, of each Agreement the following provision:

     "Notwithstanding the foregoing provisions of this Paragraph (3), these options shall not vest and shall terminate effective May 8, 1996 unless the Company (with its consolidated subsidiaries) realizes a net profit, in accordance with generally accepted accounting principles, for the period February 1, 1996 through May 7, 1996. For purposes of calculating the net profit there shall be excluded (1) any compensation expenses incurred as the result of option grants under the Management Equity Plan, (2) fees and expenses incurred in connection with the consummation of a public offering (primary and/or secondary) of shares of stock of the Company, (3) redemption premiums paid in connection with the redemption of any of the outstanding Notes, (4) write-offs of deferred financing costs relating to such redemption, and (5) fees payable to lenders to permit the application of the Company's net proceeds from the Offering . The good faith determination of and certification by the Compensation Committee that a net profit for the described period has been realized shall be conclusive."

As so amended, the Agreement remains in full force and effect.

To indicate your acceptance of the foregoing, please sign and return one copy of this letter immediately.


                                   Very truly yours,

                                   UNITED STATIONERS INC.


                                   By: /S/ Gary G. Miller
                                       --------------------------------------
                                       Gary G. Miller, Director and Member of
                                       Compensation Committee

Accepted as of the date written above:


/S/ Thomas W. Sturgess
- ----------------------
Thomas W. Sturgess